Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

Nationstar Mortgage LLC and Nationstar Capital Corporation Announce

Results of the Exchange Offer for their 10.875% Senior Notes Due 2015

Lewisville, TX (date, 2012) – Nationstar Mortgage LLC and Nationstar Capital Corporation (together, the “Company”), a leading residential mortgage loan servicer, today announced the final results of their registered exchange offer (the “Exchange Offer”) for all of their outstanding $35,000,000 aggregate principal amount of 10.875% Senior Notes due 2015 (the “Initial Notes”), which were not registered under the Securities Act of 1933, as amended (the “Act”), for an equal principal amount of their 10.875% Senior Notes due 2015, which have been registered under the Act. The Exchange Offer commenced on April 13, 2012 and expired at 5:00 p.m. New York City time, on May 11, 2012.

Wells Fargo Bank, National Association, acting as exchange agent for the Exchange Offer, advised the Company that all of the $35,000,000 aggregate principal amount of the Initial Notes have been validly tendered for exchange, representing 100 percent of the principal amount of the outstanding Initial Notes. The Company accepted all of the Initial Notes validly tendered and not withdrawn.

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The Exchange Offer was made only pursuant to the prospectus dated April 13, 2012 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Nationstar Mortgage LLC

Based in Lewisville, Texas, the Company currently services over 645,000 residential mortgages totaling nearly $107 billion in unpaid principal balance. In addition, Nationstar operates an integrated loan origination platform, enabling the Company to both mitigate its servicing portfolio run-off and improve credit performance for loan investors. The Company currently employs approximately 2,600 people, entirely based in the United States.

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